SLEEPX TRANSFER AGREEMENT

Between Techlott Inc. (formerly AppYea Inc.) and Boris Molchadsky

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This letter agreement (this "Agreement") is entered into as of August 6, 2026, between Techlott Inc. (formerly AppYea Inc.), a Nevada corporation (the "Company"), and Boris Molchadsky ("Mr. Molchadsky"). This Agreement sets out the binding and complete terms of the parties' arrangement with respect to SleepX Ltd. ("SleepX") and supersedes all prior understandings with respect thereto.

The Company will transfer SleepX to Mr. Molchadsky or his designee in two transfers, as approved by Mr. Molchadsky: forty-nine percent (49%) immediately upon execution, and the remaining fifty-one percent (51%) upon the earlier of (i) the Company's uplisting to NASDAQ or NYSE, or (ii) June 30, 2027.

Until transfer of control is complete, the Company shall bear the operating costs of SleepX.

The consideration for the remaining fifty-one percent (51%) shall equal the Company's documented out-of-pocket costs actually paid for SleepX after the date hereof and before transfer of control, capped at $150,000.

Following the transfer of control, SleepX shall pay the Company a royalty equal to three percent (3%) of SleepX revenues for Thirty-six (36) months.

This Agreement constitutes the complete and binding agreement between the parties with respect to SleepX and supersedes all prior discussions, understandings, and arrangements on that subject. It may be amended only in writing signed by both parties. Together with the Consulting Agreement dated August 6, 2026, the Written Consent of the Board of Directors, and the Written Consent of the Majority Stockholders, Insider trading policy, each dated as of the same date, this Agreement forms does not constitute a general release of any claims between the parties, which will be addressed in the definitive settlement documentation.

6. Governing Law.

This Agreement is governed by the laws of the State of Israel, without regard to conflict of laws principles. Either party may seek injunctive or other equitable relief in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TECHLOTT INC. (formerly AppYea Inc.)

/s/ Yakir Abadi
By: Yakir Abadi, Chief Executive Officer
Date: ______________________

/s/ Bary Molchadsky
Bary (Boris) Molchadsky
Date: ______________________